EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-173904, 333-178492, 333-151285, 033-54057, 333-02315, 333-28007, 333-34623, 333-92193, 333-113647, 333-131638, 333-133928, 333-142853, 333-186444 and 333-173904, each on Form S-8 and Registration Statement No. 333-55995 and No. 333-183864 on Form S-3 of our report dated February 27, 2014, relating to the consolidated financial statements and financial statement schedule of Sotheby’s and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form10-K of Sotheby’s for the year then ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2014